Exhibit 10.4

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN, AS AMENDED

NONQUALIFIED STOCK OPTION AGREEMENT

Auxilium Pharmaceuticals, Inc. (the “Company”) has granted you an option to purchase shares of common stock of the Company under the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended (the “Plan”). The terms of the grant are set forth in the Nonqualified Stock Option Grant (the “Grant”) provided to you. The following provides a summary of the key terms of the Grant; however, you should read the entire Grant, along with the terms of the Plan, to fully understand the Grant.

SUMMARY OF NONQUALIFIED STOCK OPTION GRANT

Grantee:	[ ]

Date of Grant:	[ ]

Total Number of Shares Granted:	[ ]

Exercise Price Per Share:	$[ ]

Exercisability Schedule*:	4 years/25% per year

Term/Expiration Date**:	[ ten years after grant date ]

*	The Grantee must be employed by, or providing service to, the Employer (as defined in the Plan) on the applicable date for the option to become exercisable on such date.

**	Unless terminated earlier in accordance with the terms of the Grant and the Plan.

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN, AS AMENDED

NONQUALIFIED STOCK OPTION GRANT

This STOCK OPTION GRANT, dated as of [ date ] (the “Date of Grant”), is delivered by Auxilium Pharmaceuticals, Inc. (the “Company”) to [ executive officer ] (the “Grantee”).

RECITALS

A. The Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended (the “Plan”), provides for the grant of options to purchase shares of common stock of the Company.

B. The Compensation Committee (the “Committee”) of the Board of Directors of the Company has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase [ # of shares ] shares of common stock of the Company (“Shares”) at an exercise price of $[ share price at close of business day ] per Share. The Option shall become exercisable according to Section 2 below. The Plan and the Plan prospectus are available on our intranet under “Human Resources” at http://auxlink.auxilium.com/portal/page/portal/Login; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting Susan N. Roberts, Vice President, Human Resources at sroberts@auxilium.com or (484) 321-5914.

2. Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee is employed by, or providing service to, the Employer (as defined in the Plan) on the applicable date:

Date	Shares for Which the Option is Exercisable
1 year after Grant Date	25%
2 years after Grant Date	50%
3 years after Grant Date	75%
4 years after Grant Date	100%

The exercisability of the Option is cumulative, but shall not exceed 100% of the Shares subject to the Option. If the foregoing schedule would produce fractional Shares, the number of Shares for which the Option becomes exercisable shall be rounded down to the nearest whole Share. The Option shall become fully exercisable on [ ten years after grant date ], if the Grantee is employed by, or providing service to, the Employer on such date.

1. Term of Option.

(a) The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) The Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability (as defined in the Plan), death or Cause (as defined in the Plan).

(ii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability.

(iii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in subsection (i) above.

(iv) The date on which the Grantee ceases to be employed by, or provide service to, the Employer for Cause. In addition, notwithstanding the prior provisions of this Section 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer shall immediately terminate.

2. Exercise Procedures.

(a) Subject to the provisions of Sections 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. At such time as the Committee shall determine, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares, which shall be valued at their Fair Market Value (as defined in the Plan) on the date of delivery, or by attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise equal to the exercise price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.

(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

3. Change of Control. In the event a Change of Control occurs, as defined in the Plan, while the Grantee is employed by, or providing service to, the Employer, the Option shall automatically accelerate and become fully vested and exercisable as of the date of the Change of Control.

4. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

5. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

6. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

7. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

8. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

Notwithstanding the foregoing, the Grantee may upon the completion and delivery to the General Counsel of the Company of the attached Nonqualified Stock Option Transfer Form and Agreement of Assignee and the consent of the Committee, transfer the Option to certain family members (as defined below) or a trust in which the Grantee’s family members have more than 50% of the beneficial interests, a foundation in which the Grantee or the Grantee’s family members control the management of assets, or any other entity in which the Grantee or the Grantee’s family members own more than 50% of the voting interests; provided that any such transfer shall be subject to such terms as the Committee may determine and provided, further, that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer. For this purpose, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, and any person sharing a household with the Grantee (other than a tenant or employee).

9. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

10. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

AUXILIUM PHARMACEUTICALS, INC.

By:

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee:
[ executive officer ]

Date of Option: [ date ]
Option Amount: [ # of shares ]
Option Price: $[ at close of day ]

Date:

AUXILIUM PHARMACEUTICALS, INC.

OPTION EXERCISE FORM

I                                                                  , hereby exercise my option to purchase                      shares of Common Stock of Auxilium Pharmaceuticals, Inc. (the “Company”) at an exercise price of $[ price at close of day ] per share, dated [ date ], pursuant to the 2004 Equity Compensation Plan of the Company. I acknowledge that the date I sign this form below will be used as the exercise date for determining the income tax consequences of this exercise.

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